Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction

Management

Tel: +44 20 7597 8000

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Crédit Agricole Corporate and

Investment Bank

27th Floor, Two Pacific Place

88 Queensway

Hong Kong

Attn: Debt Capital Markets

Tel: + 852 2826 7333

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf, London E14 4QA

United Kingdom

Attn: Head of Transaction Management

Group, Global Capital Markets

Fax: +44 20 7056 4984

Tel: +44 20 7677 7799